Exhibit 21.1

Subsidiaries of the Registrant

#	Name	Jurisdiction of Incorporation or Organization
1	Nu Argentina S.A.	Argentina
2	Internet – Fundo de Investimento em Participações Multiestratégia	Brazil
3	Nu Pagamentos S.A. – Instituição de Pagamento	Brazil
4	Nu Financeira S.A. – SCFI	Brazil
5	Nu Asset Management Ltda. (f.k.a. Nu Investimentos Ltda.)	Brazil
6	Nu Distribuidora de Títulos e Valores Mobiliarios Ltda.	Brazil
7	Nu Produtos Ltda.	Brazil
8	Nu Invest Título Corretora de Valores S.A.	Brazil
9	Nu Participações Financeiras S.A. (f.k.a. Easynvest Holding Financeira S.A.)	Brazil
10	Nu Participações S.A. (f.k.a. Easynvest Participações S.A.)	Brazil
11	Nu Corretora de Seguros Ltda. (f.k.a. Easynvest Corretora de Seguros Ltda.)	Brazil
12	Easynvest Gestão de Recursos Ltda.	Brazil
13	Vérios Gestão de Recursos S.A.	Brazil
14	Nu Plataformas – Intermediação de Negocios e Serviços Ltda.	Brazil
15	Instituto Nu	Brazil
16	Fundo de Investimento em Direitos Creditórios NU	Brazil
17	Nu Fundo de Investimento Renda Fixa	Brazil
18	Fundo de Investimento Ostrum Soberano Renda Fixa Referenciado DI	Brazil
19	Nu Fundo de Investimentos em Ações	Brazil
20	Nu Cayman Ltd.	Cayman Islands
21	Nu Colombia S.A.	Colombia
22	Nu Finanztechnologie GmbH.	Germany
23	Nu BN México, S.A. de C.V. (f.k.a. Nu BN México, S.A. de C.V., SOFOM)	Mexico
24	Nu BN Servicios México, S.A. de C.V.	Mexico
25	Nu BN Tecnologia, S.A. de C.V.	Mexico
26	Nu México Financiera, S.A. de C.V., SOFIPO (f.k.a. Akala, S.A. de C.V., S.F.P.)	Mexico
27	Nu Tecnologia S.A. (f.k.a. Zarfler S.A.)	Uruguay

#	Name	Jurisdiction of Incorporation or Organization
28	Nu 1-B, LLC	United States
29	Nu 2-B, LLC	United States
30	Nu 3-B, LLC	United States
31	Nu 1-A, LLC	United States
32	Nu 2-A, LLC	United States
33	Nu 3-A, LLC	United States
34	Nu Payments, LLC	United States
35	Nu MX LLC	United States
36	Cognitect, Inc.	United States

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